SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549

                               FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

                          NTC HOLDINGS, INC.
        (Exact Name of Registrant as Specified in Its Charter)

          New York                           112647209
(State of Incorporation or Organization)(IRS Employer
                                         Identification No.)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

     Securities Act registration statement file number to which this form relates:__________________(if applicable).

     Securities to be registered pursuant to Section 12(b) of the
Act:

Title Of Each class                Name of Each Exchange On Which
To Be So Registered                Each Class Is To Be Registered

___________________________        ______________________________


____________________________       ______________________________

     Securities to be registered pursuant to Section 12(g) of the
Act:

___________________________Common Stock_________________________
                           (Title of Class)

_________________________________________________________________
                         (Title of Class)







     ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
REGISTERED.

     The Company is currently authorized to issue twenty-six million (26,000,001) shares of $.001 par value common stock. All shares, when issued, will be fully paid and nonassessable. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share they own at any shareholders' meeting.

          Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such distribution to shareholders. There are no conversion, preemptive or other subscription rights or privileges with respect to any shares.

     The common stock of the Company does not have cumulative voting rights which means that the holder of more than 50% of the voting shares voting for election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors.

     ITEM 2.   EXHIBITS.

     The following documents are filed herewith as exhibits.

          Articles of Incorporation (May 1983)

          Articles of Amendment (April 1990)


                              SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this
registration statement to be signed on its behalf by the
undersigned, thereto duly authorized.
                                        ________________________
                                        NTC Holdings, Inc.



Date__June 13, 2000_____           By/s/ Dean H. Becker
                                        Dean H. Becker, President

1 Print the name and title of the signing officer under his signature.

                     CERTIFICATE OF INCORPORATION
                                  OF
                     NATIONAL THOROUGHBRED CORP.

         (Under Section 402 of the Business Corporation Law)

          The undersigned, being of the age of twenty-one years or over, for the purpose of forming a corporation pursuant to
     Section 402 of the Business Corporation Law of the State of
     New York, does hereby certify:

               FIRST:    The name of the Corporation is:
                         NATIONAL THOROUGHBRED CORP.

               SECOND:   The purpose for which it is formed is:
                         To engage in any lawful act or activity
                         for which corporations may be organized
                         under this chapter, and is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

               THIRD:    The office of the Corporation is to be
                         located in the City, State, and Country
                         of New York.

               FOURTH: The total number of shares of stock when the Corporation shall have authority to issue is 200 shares of no par value.

               FIFTH:    The Secretary of State is designated as
                    the agent of the Corporation upon when process against the Corporation may be served. The address to which the Secretary of State shall mail a copy of ray process against the Corporation served upon it is 275 Madison Avenue, New York, New York 10016,
                    Attention: Daniel L. Lieberman.










     IN WITNESS WHEREOF, I have made, signed and acknowledge this certificate this 9th day of May, 1983.




________________________
                                             Maria C. Velock
                                             90 Park Avenue
                                             New York, New York
10016



     STATE OF NEW YORK        )
                                   :    ss.;
     COUNTRY OF NEW YORK      )


          On the 9th day of May, 1983, before me personally came
     Maria C. Velock, to me known and known to me to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same.




________________________
                                                  Notary Public


























                       CERTIFICATE OF AMENDMENT
                                OF THE
                     CERTIFICATE OF INCORPORATION
                                  OF
                     NATIONAL THOROUGHBRED CORP.
                                Under
                          Section 805 of the
                  New York Business Corporation Law

     It is hereby certified that:

            (1)            The name of the corporation is National Thoroughbred
            Corp.

            (2) The date its Certificate of Incorporation was filed by the Department of the state of New York is May 12,
            1983

            (3) The following amendments were recently authorized by the vote of Corporation's Board of Directors and followed by vote of holders of all outstanding share entitled to vote thereon at the meeting of shareholders of the Corporation.

                 1      The first numbered paragraph of the Corporation's
                 Certificate of Incorporation is hereby deleted in its entirety and replaced with the following first article:

                    FIRST:   The name of the Corporation is NTC HOLDINGS, INC.

                      (b) The fourth enumerated paragraph of the Certificate of Incorporation which authorized the Corporation to issued up to fifteen million shares of common stock (par value $0.001) is hereby deleted in its entirety and substituted is the following provision which provides for an increase in the common stick from fifteen million shares to twenty-five million shares and the authorization of a new class of preferred stock including one share of a Series A Cumulative, Redeemable, Preferred Stock (par value $0.001), and one million shares of Series B, Redeemable, Preferred Stock (par value $0.001), as for fully described as follows:

             FOURTH:   The aggregate number of shares which
          the Corporation shall have the authority to issue is 26,000,001, which are decided into one (1) share of the Series
          A, Cumulative, Redeemable, Preferred Stock (par value
          $0.001), one million shares of the Series B, Redeemable, Preferred Stock (par value $0.001) and twenty-five million Common shares (par value $0.001).

            The statement of the relative rights, preferences, and limitations of the shares of each class is as follows:

            Each issued and outstanding Series A, Cumulative, Redeemable, Preferred share shall entitle the holder of record thereof to receive out of funds legally available therefor, when and as declared by the Board of Directors, dividends in cash at the rate of $36,936 per annum, which shall be payable annually on the 1st day of April in each calendar year and which shall be declared and set apart or paid before dividends of any kind my be declared upon the Common shares and before distributions of any kind my be made upon the issued an outstanding Series B, Redeemable, Preferred shares or Common shares. The right as aforesaid to annual dividends upon the issued and outstanding Series A, preferred shares shall be cumulative and shall be deemed to accrue from and after the date of issuance beginning April 1, 1991, whether dividends are earned or whether there be funds legally available therefor, unless and unit said dividends shall have been declared by the Board of Directors. Whenever full dividends upon the issued and outstanding Series A Preferred shares as aforesaid for all past annual dividends periods shall have been paid, without interest, and whenever full dividends upon the issued and outstanding Series A Preferred shares as aforesaid for the current annual dividend period shall have been declared and either paid or a sum sufficient for the payment thereof set aside in full, without interest, the Board of Directors may declare, set aside, or pay additional cash dividends, and/or may make share distributions of the authorized but unissued Common shares of the corporation and/or of its treasury Common shares, if any, and/or may take distributions of bonds or property of the corporation, including the shares or bonds of other corporations. The holders of record of the issued and outstanding Common shares shall be entitled in respect of said Common shares exclusively to receive any such additional cash dividends which may be made, each declared and/or distributions. The holders of record of the Series B, Redeemable Preferred stock shall have no right to receive any dividends. Any reference to "distributions" in this paragraph shall not be deemed to include any distributions made in connection with any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary; nor shall any such reference to "distributions" in relation to issued and outstanding shares to deemed to limit, curtail, or divest the authority of the Board of Directors to make any property distribution, including distributions of authorized but unissued Common shares, in relation to its treasury Common shares, if any.

            The corporation may, through its Board of Directors and in conformity with the provisions of the Business Corporation Law, at any time or form time to time, redeem all or any part of the issued and outstanding Series A Preferred shares or the Series B Preferred shares by paying the holders of record thereof, out of funds legally available therefore, the sum of $527,661 for each share of Series B preferred to be of $10.00 for each share of Series b Preferred to be redeemed plus an amount equivalent to all annual dividends, if any, which have been declared but not paid, to the date fixed for redemption. In the event of such redemption, a notice fixing the time and place of redemption shall be mailed not less than thirty days prior to the dates so fixed to each holder of record of the Preferred shares are to be redeemed at his address as it appears on the record of shareholders, In the event that less that all of the issued and outstanding Series A or Series B Preferred shares are to be redeemed, the shares to be redeemed shall be chosen by lot, pro rata, or by such equitable method as the Board of Directors may determine. On and after the date fixed for such redemption, the holders of the shares so called for redemption shall not be entitled to any dividends and shall not have any rights or interests as holders of said shares except to receive the payment or payments herein designated, without interest thereon, upon presentation and surrender of their certificates therefor.

            In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, each issued and outstanding Series A Preferred share shall entitle the holder of record thereof to payment at the rate of the sum of $527,661.00, plus an amount equal to all annual dividends, if any, without interest, whether or not earned or declared, which have accrued thereon to the date of payment before any payment or distribution of the net assets of the corporation (whether stated capital or surplus) shall be made to or set apart for the holders of record of the issued and outstanding Series A Preferred shares, each issued and outstanding Series B Preferred shares shall entitle the holder or record thereof to payment at the rate of $10.00 per share, before any payment or distribution of or the net assets of the Corporation (whether stated capital or surplus) shall be made to or set apart for the holders of the record of the issued and outstanding Common share in respect of said Common share after setting apart or paying in full the preferential amounts aforesaid to the holders of the record of the issued and outstanding Series B, Preferred shares. The remaining net assets (whether stated capital or surplus), if any, shall be distributed exclusively to the holders of record of the issued and outstanding Common shares. Each issued and outstanding Common share entitling the holder of record thereof to receive an equal proportion of said remaining net assets. If the net assets of the corporation shall be insufficient to pay in full the preferential amounts among the holders of the Series A, Preferred shares as aforesaid, then each issued and outstanding Series A preferred share shall entitle the holder of record thereof to an equal proportion of said net assets, and the holders of the Series B, Preferred shares and Common shares shall in no event be entitled to participate in the distribution of said net assets in the respect of their Series B, Preferred Shares and Common shares as the case may be. If after any payment in full of the full preferential amounts among the holders of the Series A Preferred shares as aforesaid, the net assets of the corporation shall be insufficient to pay in full the preferential amounts among the holders of the Series B Preferred shares as aforesaid, then each issued and outstanding Series B Preferred share shall entitle the holder of record thereof to an equal proportion of said net assets in respect of their Common shares. Without excluding any other proceeding which does not in fact effect a liquidation, dissolution, or winding up of the corporation a merger or consolidation of the corporation into or with any other corporation a merger of any other corporation into the corporation, participate by the corporation in a plan for share exchanges with another corporation, or a sale, lease, mortgage, pledge, exchange, transfer, or other disposition by the corporation of all or substantially all f its assets shall not be deemed, for the purpose of this paragraph, to be a liquidation, dissolution, or winding up of the corporation.

            Each issued and outstanding Common share shall entitle the holder thereof to full voting power. Except as any provision of law my otherwise require, no Preferred share shall entitle the holder thereof to any voting power, to participate in any meeting of shareholders, or to have notice of any meeting of shareholders.



                      NATIONAL THOROUGHBRED CORP.


                      By:  ss/ Lynn Latta
                       Lynn Latta
                       Vice President



          ss/ Lee Sobel
          Lee Sobel
          Assistant Secretary


          Dated: April 6, 1990














          COMMONWEALTH OF KENTUCKY   )
                      :    SS.;
          COUNTY OF FAYETTE     )


            I, Lynn Latta, being duly sworn, depose and state that I am the Vice President of National Thoroughbred Corp., the corporation named in and described in the foregoing certificate and that I have read the foregoing certificate and know the contents thereof to be true, except as to be the matter therein state to be alleged upon information and belief, and as to those matter, I believe them to be true.



                           ss/ Lynn Latta

          Sworn to before me this 27th
          day of April, 1990.



          ss/   Paula Bussert
          Notary Public, State-at-Large


   My Commission Expires:  May 03, 1993


   COMMONWEALTH OF KENTUCKY )
                 :    SS.;
   COUNTY OF FAYETTE   )
















     I, Lee Sobel, being duly sworn, depose and state that I am the Assistant Secretary of National Thoroughbred Corp., the corporation named in and described in the foregoing certificate and that I have read the foregoing certificate and know the contents thereof to be true, except as the matter therein state to be alleged upon information and belief, and as to those matter, I believe then to be true.



                      ss/ Lee Sobel


     Sworn to before me this 27th
     day of April, 1990.



     ss/ Pamela Bussert
     Notary Public, State-at-Large


     My Commission Expires: May 03, 1993